Exhibit 12


                     CONSECO FINANCE CORP. AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges
              for the three months ended March 31, 2002 and the
                          year ended December 31, 2001
                              (Dollars in millions)

                                                                     Three months
                                                                        ended           Year ended
                                                                       March 31,       December 31,
                                                                         2002              2001
                                                                         ----              ----
Pretax loss from operations:
  Net loss........................................................     $ (4.7)          $ (102.7)
  Add income tax benefit..........................................       (5.4)             (56.4)
  Add extraordinary gain on extinguishment of debt................       (4.0)              (6.1)
                                                                       ------           --------

     Pretax loss from operations..................................      (14.1)            (165.2)
                                                                       ------           --------

Add fixed charges:
  Interest expense................................................      289.5            1,234.4
  Portion of rental (a)...........................................        1.8                6.9
                                                                       ------           --------

     Fixed charges................................................      291.3            1,241.3
                                                                       ------           --------

     Adjusted earnings............................................     $277.2           $1,076.1
                                                                       ======           ========

         Ratio of earnings to fixed charges.......................       (c)               (b)
                                                                         ===               ===


----------------

    (a)  Interest portion of rental is estimated to be 33 percent.

    (b) For such ratio, adjusted earnings were $165.2 million less than fixed charges. Adjusted earnings for 2001 included impairment and special charges of $408.4 million.

    (c) For such ratio, adjusted earnings were $14.1 million less than fixed charges. Adjusted earnings for the three months ended March 31, 2002, included special charges of $47.2 million.


